Release:     March 8, 2019

CP to appeal Transport Canada Ministerial Order

Calgary, AB – Canadian Pacific (TSX: CP) (NYSE: CP) announced today that it is appealing the Ministerial Order issued by Transport Canada on February 8, 2019, addressing the securement of trains on mountain grades after a train is stopped by an emergency brake application.

“CP remains steadfast in our commitment to safety, across our entire operation,” said CP’s President and Chief Executive Officer Keith Creel. “Safety is one of our foundational principles and we remain laser-focused on continued improvement in this area. The application of handbrakes in accordance with the Ministerial Order introduces additional risks and will have unintended consequences. We are seeking a review of the Ministerial Order because we firmly believe safer options are available and we must get this right.”
CP remains committed to continuing to have further dialogue with Transport Canada and other stakeholders to explore safer alternatives.
CP has and will comply with the Ministerial Order throughout the process. The review of the Ministerial Order will be heard by the Transportation Appeal Tribunal of Canada.
CP continues to fully cooperate with the ongoing investigation into the derailment by the Transportation Safety Board, and Employment and Social Development Canada.
The Railway Association of Canada and CN are also appealing the Ministerial Order.
About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

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